PARTICIPATION AGREEMENT

Between

FIDELITY DISTRIBUTORS COMPANY LLC

and

EMPOWER ANNUITY INSURANCE COMPANY

THIS AGREEMENT, made and entered into as of this    day of      , 20  by and between Empower Annuity Insurance Company, (hereinafter the “Company”), a Connecticut corporation, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto, as may be amended from time to time, , and FIDELITY DISTRIBUTORS COMPANY LLC (hereinafter the “Underwriter”), a Massachusetts corporation.

WHEREAS, each Fund set forth on Schedule A hereto (which may be amended from time to time by mutual written consent) engages in business as an open-end management investment company.

WHEREAS, the beneficial interest in any Fund may be divided into several series of shares, each designated a “Portfolio” as set forth in Schedule A and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Company has established the Accounts, to serve as investment vehicles for the group annuity contracts and insurance company separate account (referred to as an “Account”) offered by the Company through those group annuity contracts set forth on Schedule A (which may be amended from time to time by mutual written consent) (“Contracts”). Selection of a particular investment company is made by the owner of a Contract (“Contract Owner”) in accordance with the provisions of the applicable Contract; and

WHEREAS, the Underwriter is registered as a broker/dealer with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, (hereinafter the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (hereinafter “FINRA”); and

WHEREAS, to the extent permitted by applicable securities and insurance laws and regulations, the Company intends to purchase shares in the Portfolios on behalf of each Account to fund certain of the aforesaid variable annuity contracts.

NOW, THEREFORE, in consideration of their mutual promises, the Company and the Underwriter agree as follows:

ARTICLE I. Sale of Fund Shares

1.1. The Underwriter agrees to make available shares of the Portfolios indefinitely for purchase at the applicable net asset value per share next computed in accordance with the then current prospectus for the applicable Fund after receipt by the applicable Fund of the order for purchase by the Company and its Accounts on those days on which the applicable Fund calculates its net asset value pursuant to rules of the SEC; provided that the Company qualifies for any sales load waiver described in the then current prospectus for such Portfolio. For purposes of Sections 1.1 and 1.2, the Company shall be the agent of the Funds for the limited purpose of accepting orders of purchase and redemption for shares of the Funds on behalf of the Accounts, and receipt by the Company shall therefore constitute receipt by the Fund of such orders for purposes of determining the net asset value at which such orders will be executed, so long as the requirements of the rest of this paragraph are met.

The Funds shall use reasonable efforts to calculate such net asset value on each day that the New York Stock Exchange is open for trading and to make their net asset values available to the Company by 7 p.m. Eastern Standard Time (“EST”). Notwithstanding the foregoing, the Board of Trustees of the Funds (hereinafter the “Board”) may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

1.2. The following procedures for purchase, redemption, and exchange orders for shares as set forth in this Article I are presented as the primary means of trading when Empower, and/or the Trustee (or an affiliate), the Fund’s custodian or other Fund agent are members of the National Securities Clearing Corporation (“NSCC”). To the extent the Parties are NSCC members, the terms and conditions of NSCC membership are incorporated into this Agreement.

(a)  Although Matrix Level 0 trading (Trust Networking) procedures will be used, the Parties acknowledge that Empower is not a trust entity and does not perform or act in a fiduciary manner whatsoever with regard to the Account Holders.

(b)  Empower shall maintain one or more separate individual plan-level omnibus accounts (the “Accounts”) with each Fund or its designated transfer agent (the “Transfer Agent”). Each Account shall be held in the name of the applicable Plan or its nominee. Empower will not maintain an omnibus account for multiple Plans. The Accounts shall be held in the name of Empower or a nominee. Solely for the purposes specified herein with respect to the Account Holders, Empower shall act as limited purpose agent for each Fund, and shall receive from the Account Holders for acceptance as of the close of trading on the New York Stock Exchange (normally 4:00 p.m. EST) (the “Close of Trading”) on each day that the New York Stock Exchange is open for regular business (each a “Business Day”) (based upon the Account Holders’ receipt of instructions from Plan participants prior to the Close of Trading on each such Business Day): (i) orders for the purchase of units of the Funds; (ii) redemption requests and redemption directions with respect to units of the Funds held by the Plans; and (iii) orders for the exchange of units from one Fund to another Fund (such purchase orders, redemption requests and exchange orders collectively the “Instructions”).

(c)  As agent for the Fund, Empower shall receive Instructions as of the Close of Trading on each Business Day based upon the Plans’ receipt of instructions from participants in such Plans prior to the Close of Trading on each such Business Day. Upon receipt of Instructions as of the Close of Trading, Empower shall calculate the net purchase and/or redemption order for each Fund for each Account. Instructions received by Empower, or its agent, prior to the Close of Trading on the Business Day of the original communication to Empower (the “First Business Day”) shall be transmitted to the NSCC by DC&S Cycle 12 on the Business Day following the First Business Day (the “Second Business Day”) (pre-notification shall not be required). Subject to Empower’ compliance with the foregoing, the Business Day on which instructions are received by Empower, or its agent, in proper form prior to the Close of Trading shall be the date as of which units of the Funds are deemed purchased or redeemed pursuant to such Instructions. Instructions received in proper form by Empower after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions, if any, shall be automatically reinvested at net asset value in accordance with the Funds’ standard procedures.

(i)  In the event that the NSCC Fund/SERV system (“Fund/Serv”) is unavailable, or the trust company has elected not to utilize NSCC trading, when the New York Stock Exchange is open. Instructions will be deemed received by the Trustee if received by Empower prior to the Close of Trading on the First Business Day. Empower shall cooperate to enable the Fund, the Trustee and the Transfer Agent, (by e-mail, phone, facsimile, or such other means upon which the Parties may mutually agree) to receive Instructions and deliver confirmations on the Second Business Day. Empower shall communicate confirmation of the transactions effectuated as a result of the receipt of Instructions to the applicable Plan representative. Empower shall communicate (by e-mail, phone, facsimile, or such other means upon which the Parties may mutually agree) Instructions based on orders received by Empower by the Close of Trading on the First Business Day to the Transfer Agent no later than 9:00 a.m. EST on the Second Business Day (pre-notification shall not be required); the Trustee shall communicate (by e-mail, phone, facsimile, or such other means upon which the Parties may mutually agree) confirmations by the Close of Trading on the Second Business Day. Empower shall, as agent for the Fund, process all Instructions in accordance with each Fund’s trading policy. In no event shall Empower accept Instructions on any Business Day that were not received by Empower prior to the Close of Trading on the Business Day on which such Instructions are to be prepared. Instructions received in proper form by Empower after the Close of Trading on any Business Day shall be treated as if received on the next following Business Day.

(d)  Upon receipt of the monies paid to Empower (for the benefit of the applicable Account Holder) by the Transfer Agent for the redemption of units of the Funds, Empower shall pay, or shall direct the Plan representative to pay, such monies. Empower shall not process or effect any subscription or redemption with respect to units of a Fund after receipt by Empower of notification of the suspension of the determination of the NAV of such Fund.

(e)  All orders transmitted to the Funds will be based on Instructions communicated in proper form. In no event shall Empower accept Instructions for processing on the First Business Day later than the Close of Trading on such First Business Day.

(f)  The Parties shall settle all trades (including purchases, redemptions, and exchanges) on the Business Day following the trade date (“Settlement Date” = trade date + 1). The Parties shall execute all settlements on the Settlement Date in accordance with NSCC rules and procedures. Settlements shall be in U.S. dollars. Notwithstanding the foregoing, any plan sponsor directed trade (or other trade not directed by a participant in a defined contribution plan) will be required to give notice in accordance with the standard fund terms as may be set forth in the Declaration of Trust, Participation Agreement or any other written agreement between the Plan and the Trustee.

(i)  In the event that the NSCC Fund/SERV system is unavailable, or the trust company has elected not to utilize NSCC trading, when the New York Stock Exchange is open, the Parties shall settle all trades (including purchases, redemptions, and exchanges) on the Settlement Date. The Parties will send all wires for net purchases and redemptions one hour prior to the close of the NYSE (normally 3:00 p.m. EST) on the Settlement Date. All settlements shall be in U.S. dollars, and a Fund will pay redemption proceeds in whole. Redemptions will not be made in whole or in part by a distribution of in kind securities. Notwithstanding the foregoing, any plan sponsor directed trade (or other trade not directed by a participant in a defined contribution plan) may be paid in cash or in kind, as determined by the Trustee in its sole discretion, in accordance with the standard fund terms as may be set forth in the Declaration of Trust, Participation Agreement or any other written agreement between the Plan and the Trustee.

(g)  The Trustee, the Transfer Agent or their agents shall send (through NSCC or otherwise via e-mail, phone, overnight mail, facsimile, or an electronic medium acceptable to the Parties) daily confirmations of all trades to Empower no later than the Business Day following the communication of the purchase or redemption order; provided that the parties agree that the NSCC position and activity report will serve as the daily confirmation required under this paragraph and Empower will promptly notify Trustee if it has not received such NSCC position and activity report. Following receipt of such notice, the Trustee may provide an alternative form of daily confirmation.

(h)  The Trustee, Transfer Agent, or their designee shall maintain an authorized person as set forth in Section 13 (except that the general counsel does not need to be notified of any update of such list) for which Empower may contact for a reasonable period of time after communication of information to Empower so that Empower may confirm the information provided pursuant to Section 2, subpart (a), of Schedule 1.

(i)  On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing will be suspended for the settlement of trades. Trades will be settled on the next Business Day that the Federal Reserve Wire Transfer System is open. The original trade date will apply.

1.3. Each Fund, on behalf of its Portfolios, agrees to redeem for cash, on the Company’s request, any full or fractional shares of the Portfolios held by the Company, executing such requests on a daily basis at the net asset value next computed in accordance with the then current prospectus for the applicable Fund after receipt by the applicable Fund of the request for redemption.

1.4. The Company agrees that all net amounts available under the Contracts shall be invested in the Portfolios, or in the Company’s Accounts, provided that such amounts may also be invested in an investment company other than the Portfolios if (a) such other investment company, or series thereof, has investment objectives or policies that are substantially different from the investment objectives and policies of all the Portfolios; or (b) the Company gives the Underwriter 60 days written notice of its intention to make such other investment company available as a funding vehicle for the Contracts; or (c) such other investment company was available as a funding vehicle for the Contracts prior to the date of this Agreement and the Company so informs the Underwriter prior to their signing this Agreement; or (d) the Underwriter consents to the use of such other investment company, such consent not to be unreasonably withheld.

1.5. Issuance and transfer of the Portfolios’ shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Portfolios will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

1.6. The Funds shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Company of any income, dividends or capital gain distributions payable on the Fund’s shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Funds shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

1.7. The Company shall not redeem Fund shares attributable to the Contracts (as opposed to shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract Owner/certificate owner or plan participant initiated or approved transactions, or (ii) as required by state and/or federal laws or regulations or judicial or legal precedent of general application (hereinafter referred to as “Legally Required Redemptions”). Upon request, the Company will promptly furnish to the Underwriter the opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the Underwriter) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts or the plans funded thereby, the Company shall not prevent Contract Owners/certificate owners or plan participants, as the case may be, from allocating payments to a Fund that was otherwise available under the Contracts or the plans, as appropriate, without first giving the Underwriter 90 days notice of its intention to do so.

1.8. The parties agree that the Contracts are not intended to serve as vehicles for frequent transfers among the Portfolios in response to short-term stock market fluctuations.

A.	Accordingly, the Company represents and warrants that:

(a)

all purchase and redemption orders it provides under this Article I shall result solely from Contract Owner/cerificate owner transactions fully received and recorded by the Company before the time as of which each applicable Fund net asset value was calculated (currently 4:00 p.m. EST);

(b)

it will comply with its policies and procedures designed to prevent excessive trading as approved by the Fund, or will comply with the Fund’s policies and procedures regarding excessive trading as set forth in the Fund’s prospectus;

(c)

any annuity contract forms or prospectus not in use at the time of execution of this Agreement, but added to in the future via amendment of Schedule A hereto, will contain language reserving to the Company the right to refuse to accept instructions from persons that engage in market timing or other excessive or disruptive trading activity.

B.   Company agrees to provide information requested by Fund, as more fully described in Schedule B of this Agreement, regarding shareholders who hold Portfolio shares directly or indirectly through an account with Company and to execute any instructions from the Fund or its affilates to restrict or or prohibit further purchases or exchanges of Portfolio Shares.

1.9.

A.  Company agrees to comply with its obligations under applicable anti-money laundering (“AML”) laws, rules and regulations, including but not limited to its obligations under the United States Bank Secrecy Act of 1970, as amended (by the USA PATRIOT Act of 2001 and other laws), and the rules, regulations and official guidance issued thereunder (collectively, the “BSA”).

B.  The Company agrees to undertake inquiry and due diligence regarding the customers to whom the Company offers and/or sells Portfolio shares or on whose behalf the Company purchases Portfolio shares. You further represent that the inquiry and due diligence are reasonably designed to determine whether the Company is prohibited from dealing with any such customer by (i) economic sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively, the “Sanctions”); or (ii) any of the Special Measures under 31 USC 5318 A of the Bank Secrecy Act (“Special Measures”).

C.  The Company hereby represents, covenants and warrants to the Fund and the Underwriter that neither the Company nor any of the Company’s affiliates maintain offices in any country or territory to which any of the Sanctions or Special Measures prohibit the export of financial services.

D.  The Company agrees to notify the Fund and the Underwriter or the Portfolios’ transfer agent promptly when and if it learns that the establishment or maintenance of any account holding Portfolio shares or a transaction in Portfolio shares violates any of the Sanctions or Special Measures.

ARTICLE II. Representations and Warranties

2.1. The Company represents and warrants that the Contracts are or will be registered under the Securities Act of 1933 (“1933 Act”) or are exempt from registration thereof; that the Contracts will be issued and sold in compliance in all material respects with all applicable Federal and State laws and that the sale of the Contracts shall comply in all material respects with applicable state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under Section 38a of the Connecticut Insurance Code and that each Account either (1) is or will be registered as a unit investment trust in accordance with the provisions of the Investment Company Act of 1940 (“1940 Act”) to serve as a segregated investment account for the Contracts or (2) is both (a) not required to register as an investment company under the 1940 Act, and (b) is not subject to treatment as an investment company for purposes of Section 12(d) of the 1940 Act.

2.2. The Underwriter represents that each Fund is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended, (the “Code”) and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify the Company immediately upon having a reasonable basis for believing that any Fund ceased to so qualify or might not so qualify in the future.

2.3. The Company represents that the Contracts are currently treated as annuity contracts under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

2.4. The Underwriter makes no representation as to whether any aspect of any Fund’s operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or regulations of the various states.

2.5. The Underwriter represents and warrants that it is a member in good standing of the FINRA and is registered as a broker-dealer with the SEC. The Underwriter further represents that: (a) it will sell and distribute the Fund shares in accordance with all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act; and (b) the Funds will be registered under the 1933 and 1940 Acts, and duly authorized for issuance in compliance with all applicable federal and state securities laws.

2.6. The Company represents and warrants that all of its directors, officers, employees, investment advisers, and its other individuals/entities dealing with the money and/or securities of the Funds are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Funds, in an amount not less than the minimum coverage as required currently of entities subject to the requirements of Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

ARTICLE III. Prospectuses and Proxy Statements; Voting

3.1. Unless otherwise required or permitted by applicable federal law, the Company will distribute to Contract Owners, participants, or certificate owners (whichever is applicable under Securities and Exchange Commission or “SEC” rules) all proxy material furnished by the Funds and will vote Portfolio shares in accordance with instructions received from the applicable investor according to SEC rules with Contract values allocated to Portfolio shares. The Company shall vote Portfolio shares for which no instructions have been received in the same proportion as shares for which such instructions have been received from Contract owners, participants, or certificate owners. The Company and its agents will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for Portfolio shares held by Contract owners, participants, or certificate owners. The Company reserves the right to vote Fund shares held in its segregated asset accounts in its own name to the extent permitted by applicable law.

ARTICLE IV. Sales Material and Information

4.1. The Company shall furnish, or shall cause to be furnished, to the Underwriter or its designee, each piece of sales literature or other promotional material in which any Fund or its investment adviser or the Underwriter is named, at least fifteen Business Days prior to its use. No such material shall be used if the Underwriter or its designee objects to such use within fifteen Business Days after receipt of such material.

4.2. The Company shall not give any information or make any representations or statements on behalf of any Fund or concerning any Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for such Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for such Fund, or in sales literature or other promotional material approved by the Underwriter or its designee, except with the permission of the Underwriter or its designee.

4.3. Sales literature in which any Fund or its investment advisor is named shall be submitted to the SEC or FINRA for review as required by applicable law. Copies of any comments received shall be sent to the Underwriter or its designee.

4.4. The Underwriter or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company or any Account is named, at least fifteen Business Days prior to its use. No such material shall be used if the Company or its designee objects to such use within fifteen Business Days after receipt of such material.

4.5. The Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, any Account, the Contracts other than the information or representations in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.6. Upon request and only if publicaly available, the Company will provide to the Underwriter at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, reports, solicitations for voting instructions, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or any Account, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

4.7. For purposes of this Article IV, the phrase “sales literature or other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees. Sales literature does not include separate account performance, or any materials related to the subaccount of the separate account, including fact sheets.

4.8. The Company shall have permission to use the Underwriters name and logo in the marketing of the Fund, provided that the Company has furnished to the Underwriter for review, prior to any use, all materials bearing the name or logo of the Underwriter (collectively “Materials”). The Company shall not use any Materials without receiving prior written approval therefor. If the Company or the Fund makes any unauthorized use of the Underwriters name or logo, the parties acknowledge that the Underwriter and its affiliates would suffer harm for which monetary damage may be inadequate and, thus, the Underwriter or its affiliates shall be entitled to seek equitable relief as well as other applicable remedies under this Agreement or under the law. Notwithstanding the foregoing, the Company may use the Underwriter’s name where such use is necessary to make the disclosures contained in the Fund material not misleading and the Company provides the Underwriter with notice of any required disclosure. Furthermore, the parties agree that the Company shall be entitled to use the Underwriter’s name when referring to the Underwriter as Fund’s investment adviser, as a simple statement of fact without the need to seek the Underwriter’s prior written consent. For purposes of this clause, the Underwriter must always be referred to as “FIDELITY DISTRIBUTORS COMPANY LLC”. The Underwriter must never be referred to solely as “Fidelity”. Upon termination of this Agreement, the Company and the Fund shall immediately cease all use of any Materials bearing the Underwriter’s name or logo, and the Company will either provide to the Underwriter all such Materials or certify as to the destruction of all such Materials.

Notwithstanding clause 8.2 of the Agreement, the Company agrees to defend, indemnify and hold harmless the Underwriter (and its affiliates and their respective directors, officers, employees and agents) from and against any and all third party claims, actions, proceedings, judgments, liabilities, damages, losses, costs and expenses (including, without limitation, reasonable legal fees and expenses in relation thereto) directly suffered or incurred by them or any of them, that arise in connection with the Company’s use of any of the Underwriter’s name or logo.

ARTICLE V. Fees and Expenses

5.1. The Underwriter shall pay no fee or other compensation to the Company under this agreement, except that if a Fund or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, then the Underwriter may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Underwriter in writing and such payments will be made out of existing fees otherwise payable to the Underwriter, past profits of the Underwriter or other resources available to the Underwriter.

5.2. Each Fund shall bear the expenses for the cost of registration and qualification of its shares, preparation and filing of its prospectus and registration statement, proxy materials and reports. The Underwriter shall provide to the Company one copy for each Account of each Fund’s prospectus, proxy materials and reports. The Company shall provide, at its own expense unless otherwise agreed to in writing by the Company and any affiliate of the Underwriter, a copy of such prospectuses, proxy materials and reports to Contract Owners/certificate owners or participants who have allocated a portion of their Contract value to the applicable Fund. In addition, the Company shall not permit any Contract owner to allocate any portion of their Contract value to a Fund unless prior to such allocation such Contract owner has received a copy of the Fund’s current prospectus.

ARTICLE VI. Indemnification

6.1. Indemnification by the Company

6.1(a). The Company agrees to indemnify and hold harmless each Fund and each trustee of the Board and officers and each person, if any, who controls any Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 6.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of any Fund’s shares or of the Contracts and arise out of or result from or are based upon:

(i) any untrue statements or alleged untrue statements of any material fact contained in the Registration Statement or prospectus for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of any Fund for use in the Registration Statement or prospectus for the Contracts or in the Contracts or sales literature (or any amendment or supplement thereto) or otherwise for use in connection with the sale of the Contracts or any Fund shares; or

(ii) statements or representations (other than statements or representations contained in the Registration Statement, prospectus or sales literature of any Fund not supplied by the Company, or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or any Fund Shares; or

(iii) untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, or sales literature of any Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Underwriter by or on behalf of the Company; or

(iv) failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

(v) material breach of any representation and/or warranty made by the Company in this Agreement or any other material breach of this Agreement by the Company.

6.1(b). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

6.1(c). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of any Fund’s Shares or the Contracts or the operation of any Fund.

6.2. Indemnification by the Underwriter

6.2(a). The Underwriter agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 6.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of any Fund’s shares or the Contracts and arise out of or result from or are based upon any:

(i) untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or sales literature of any Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter by or on behalf of the Company for use in the Registration Statement or prospectus for any Fund or in sales literature (or any amendment or supplement thereto) or otherwise for use in connection with the sale of the Contracts or any Fund shares; or

(ii) statements or representations (other than statements or representations contained in the Registration Statement, prospectus or sales literature for the Contracts not supplied by the Underwriter or persons under its control) or wrongful conduct of any Fund, or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or any Fund shares; or

(iii) untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of any Fund; or

(iv) failure by any Fund to provide the services and furnish the materials under the terms of this Agreement; or

(v) material breach of any representation and/or warranty made by the Underwriter in this Agreement or any other material breach of this Agreement by the Underwriter.

6.2(b). The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Underwriter to such party of the Underwriter’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

6.2(c). The Company agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of any Account.

ARTICLE VII. Applicable Law

7.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

7.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE VIII. Termination

8.1. This Agreement shall continue in full force and effect until the first to occur of:

(a)	termination by any party for any reason on sixty (60) days’ advance written notice delivered to the other parties; or

(b)

termination by the Company by written notice to the Underwriter with respect to any Portfolio based upon the Company’s determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts; or

(c)

termination by the Company by written notice to the Underwriter with respect to any Portfolio in the event any of the Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)

termination by the Company by written notice to the Underwriter with respect to any Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision, or if the Company reasonably believes that such Fund may fail to so qualify; or

(e)

termination by the Underwriter by written notice to the Company, in its sole judgment exercised in good faith, that the Company and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(f)

termination by the Company by written notice to the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

8.2 Notwithstanding any termination of this Agreement, the Underwriter shall, at the option of the Company, continue to make available additional shares of the Funds pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement. The provisions of Articles II (Representations and Warranties), VI (Indemnification), VII (Applicable Law) and X (Miscellaneous), excluding section 10.8, shall survive termination of this Agreement. In addition, all other applicable provisions of this Agreement shall survive termination as long as shares of the Fund are held on behalf of Contract owners in accordance with this section 8.2, except that the Underwriter shall have no further obligation to make Fund shares available in Contracts issued after termination.

ARTICLE IX. Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Underwriter:

82 Devonshire Street

Boston, Massachusetts 02109

Attention: Treasurer

If to the Company:

Empower Annuity Insurance Company

Attn: Vice Preswident, Investments

280 Trumbull Street H20

Hartford CT 06103

With copy to:

Empower

Atten: Law Department, 2T3

8525 E Orchard Rd

Greenwood Village, CO 80111

ARTICLE X. Miscellaneous

10.1. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until after such time, if any, as it has come into the public domain.

10.2. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

10.3. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

10.4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

10.5. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

10.6. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

10.7. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto; provided, however, that the Underwriter may assign this Agreement or any rights or obligations hereunder to any affiliate of or company under common control with the Underwriter, if such assignee is duly licensed and registered to perform the obligations of the Underwriter under this Agreement.

10.8. Upon request, if applicable and only if publically available, the Company shall furnish, or shall cause to be furnished, to the Fund or its designee copies of the following reports:

(a)

the Company’s annual statement (prepared under statutory accounting principles) and annual report (prepared under generally accepted accounting principles (“GAAP”)), as soon as practical and in any event within 90 days after the end of each fiscal year;

(b)	the Company’s quarterly statements (statutory and GAAP), as soon as practical and in any event within 45 days after the end of each quarterly period;

(c)	any financial statement, proxy statement, notice or report of the Company sent to stockholders and/ or policyholders, as soon as practical after the delivery thereof to stockholders;

(d)

any registration statement (without exhibits) and financial reports of the Company filed with the Securities and Exchange Commission or any state insurance regulator, as soon as practical after the filing thereof;

(e)

any other nonconfidential report submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company, as soon as practical after the receipt thereof.

10.9 All persons dealing with any Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Board, officers, agents or shareholders of any Fund assume any personal liability for obligations entered into or on behalf of the Fund.

10.10 In the event of a conflict between the terms of this Agreement and the prospectus for any Fund set forth on Schedule A hereto (as amended from time to time), the terms of the prospectus for the applicable Fund shall govern.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

EMPOWER ANNUITY INSURANCE COMPANY

By:	/s/ Douglas McIntosh

Name:	Douglas McIntosh
Title:	Vice President

FIDELITY DISTRIBUTORS COMPANY LLC

By:	/s/ Robert Bachman

Name:	Robert Bachman
Title:	EVP
Date:	3/7/2024

SCHEDULE A

Name and Date of	Policy Form Numbers of Contracts	Corresponding
Establishment Separate Account	Issued Through Separate Account	Fund or Fund *

EAIC Variable Account A	DC-408-IF-GW-2006	Fidelity Advisor Asset Manager 30% Class Z
Established 10/6/2006		Fidelity Advisor Asset Manager 50% Class Z
Fund effective date 3/1/2024		Fidelity Advisor Asset Manager 70% Class Z
Vanguard LifeStrategy Conservative Growth Fund – Investor Shares
Vanguard LifeStrategy Moderate Growth Fund – Investor Shares

SCHEDULE B

Rule 22c-2 Agreement

1.

Agreement to Provide Information. You agree to provide the Portfolios listed on Schedule A and Schedule B of the Selling Dealer Agreement appended hereto, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by you during the period covered by the request.

a.

Period Covered by Request. The Portfolio will request information pursuant to Section 1 of this Schedule D which sets forth a specific period for which transaction information is sought. The Portfolio may request transaction information as it deems necessary to investigate compliance with policies established by the Portfolio for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Portfolio.

Unless otherwise directed by the Portfolio, you agree to provide the information specified in Section 1 of this Schedule D for each trading day.

b.

Form and Timing of Response. You agree to transmit the requested information that is on your books and records to the Portfolio or its designee promptly, but in any event not later than five business days, after receipt of a request. If the requested information is not on your books and records, you agree to: (i) provide or arrange to provide to the Portfolio the requested information from shareholders who hold an account with an indirect intermediary; or; (ii) if directed by the Portfolio, block further purchases of Portfolio Shares from such indirect intermediary. In such instance, you agree to inform the Portfolio whether you plan to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Portfolio should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act of 1940.

c.	Limitations on Use of Information. The Portfolio agrees not to use the information received for marketing or any other similar purpose without your prior written consent.

2.

Agreement to Restrict Trading. You agree to execute written instructions from the Portfolio to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Portfolio as having engaged in transactions of the Portfolio’s Shares (directly or indirectly through your account) that violate policies established by the Portfolio for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Portfolio.

a.

Form of Instructions. Instructions from the Portfolio pursuant to Section 2 of this Schedule D will include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions will include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

b.	Timing of Response. You agree to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by you.

c.

Confirmation by the Intermediary. You must provide written confirmation to the Portfolio that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than five business days after the instructions have been executed.

3.	Definitions.

a.

The term “Portfolio” includes the Portfolio’s principal underwriter, transfer agent or other designated affiliates. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.[1]

b.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Portfolio under the Investment Company Act of 1940 that are held by you.

c.

The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by you in nominee name, a plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares, or a holder of interests in a variable annuity or variable life insurance contract issued by the intermediary.

d.	The term “written” includes electronic writings and facsimile transmissions.

1 As defined in SEC Rule 22c-2(b), the term “excepted Fund” means any: (1) money market Fund; (2) Fund that issues securities that are listed on a national exchange; and (3) Fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the Fund permits short-term trading of its securities and that such trading may result in additional costs for the Fund.